EXHIBIT 10.2

CONTRIBUTION AGREEMENT

THIS CONTRIBUTION AGREEMENT (this “Contribution Agreement”) is made effective as of January 3, 2022 (the “Effective Date”), notwithstanding the actual date of execution hereof, by and among SevenScore Pharmaceuticals, LLC, a Delaware limited liability company (“SevenScore”), Regnum Corp., a Nevada corporation (“Regnum”) and Phoenixus AG, a corporation organized under the laws of Switzerland and holder of (a) 99% of the issued and outstanding shares of Regnum, and (b) 100% of the issued and outstanding membership interest units of SevenScore (“Phoenixus”).

WITNESSETH:

WHEREAS, SevenScore, Regnum and CytoDyn Inc. (“CytoDyn”) have entered into that certain Assignment and Assumption Agreement, dated as of the date hereof (the “Assignment and Assumption Agreement”), pursuant to which (A) SevenScore assigned and delegated to Regnum all of SevenScore’s right, title, interest and duties in, to and under (i) that certain commercialization and license agreement listed on Exhibit A hereto (as amended or otherwise modified from time to time, hereinafter referred to as the “Commercialization and License Agreement”), and (ii) that certain supply agreement listed on Exhibit A hereto (as amended or otherwise modified from time to time, hereinafter referred to as the “Supply Agreement,” and together with the Commercialization and License Agreement, the “CytoDyn Assets”), and (B) Regnum accepted the CytoDyn Assets and assumed any and all duties, obligations and liabilities of SevenScore under the Commercialization and License Agreement and the Supply Agreement (collectively, the “Assumed Liabilities,” and such transactions described in sections (A) and (B) of this paragraph, the “Transfer”);

WHEREAS, for United States federal income tax purposes, it is intended that the Transfer shall qualify as a tax-free transfer of property from SevenScore to Regnum under Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the foregoing premises and the following mutual promises, covenants, representations and agreements contained herein, the adequacy of which is hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

CONTRIBUTION

1.1 Contribution. In consideration for the CytoDyn Assets assigned to Regnum pursuant to the Assignment and Assumption Agreement, Phoenixus hereby transfers to SevenScore, on behalf of Regnum, 4,094,023 shares of Regnum, with an agreed upon fair market value of $1,637,609.00 (the “Contributed Shares”), and it is hereby acknowledged and agreed that the consideration for the transfer of the CytoDyn Assets from SevenScore to Regnum is the Contributed Shares and the assumption by Regnum of the Assumed Liabilities.

1.2 Tax Free Transfer. From and after the date of this Contribution Agreement, each party hereto shall use reasonable efforts to cause the Transfer to qualify as a tax-free transfer of property under Section 351 of the Code for United States federal income tax purposes and for purposes of any income tax imposed by a State or political subdivision thereof, including but not limited to filing any tax or information returns consistent with this Contribution Agreement and attaching any statements to tax returns as may be required pursuant to Treasury Regulation Sections 1.351-3 of the Code, and shall not knowingly take any action or cause any action to be taken which could reasonably be expected to prevent the Transfer from qualifying as a tax-free transfer of property under Sections 351 of the Code for United States federal income tax purposes and for purposes of any income tax imposed by a State or political subdivision thereof.

1.3 Further Assurances. Each party shall, and shall cause its respective affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions hereof and give effect to the transactions contemplated by this Contribution Agreement.

ARTICLE II

MISCELLANEOUS

2.1. Counterparts. This Contribution Agreement may be executed in multiple counterparts and shall be legal and binding upon the parties hereto the same as if each and every named party executed all counterparts. Delivery of an executed counterpart of a signature page to this Contribution Agreement by facsimile, email or other electronic transfer shall be effective as delivery of a manually executed counterpart to this Contribution Agreement.

2.2. Severability. If any one or more of the provisions of this Contribution Agreement is held to be invalid, illegal or unenforceable, in whole or in part, or in any respect, then such provision or provisions only will be deemed to be null and void and of no force or effect and will not affect any other provision of this Contribution Agreement, and the remaining provisions of this Contribution Agreement will remain operative and in full force and effect and will in no way be affected, prejudiced or disturbed.

2.3. Successors and Assigns. This Contribution Agreement may not be assigned to either party hereto without the prior written consent of the other party. Subject to the foregoing sentence, all of the terms and provisions of this Contribution Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

2.4. Governing Law. All matters relating to or arising out of this Contribution Agreement (whether sounding in contract, tort of otherwise) will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule of any jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Delaware.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties have executed this Contribution Agreement effective as of the Effective Time.

SEVENSCORE PHARMACEUTICALS, LLC

By:	/s/ Anne Kirby
Name:	Anne Kirby
Title:	CEO

REGNUM CORP.

By:	/s/ Anne Kirby
Name:	Anne Kirby
Title:	CEO

PHOENIXUS AG

By:	/s/ Averill Powers
Name:	Averill Powers
Title:	CEO

SIGNATURE PAGE TO CONTRIBUTION AGREEMENT

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EXHIBIT A

CytoDyn Assets

1. Commercialization and License Agreement, effective as of December 17, 2019, by and between Sevenscore and CytoDyn (the “Commercialization and License Agreement”).

2. Supply Agreement, effective as of December 17, 2019, by and between Sevenscore and CytoDyn (the “Supply Agreement”).